UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 10, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive office and registrant's telephone number	IRS Employer Identification Number
001-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

(a) On September 10, 2015, NextEra Energy Partners, LP (NEP) filed a preliminary prospectus supplement to the prospectus dated August 3, 2015 included in its Form S-3 registration statement that included the following information related to the acquisition of NET Holdings Management, LLC (NET Midstream):

NET Midstream Pipeline Business

Founded in 1996, NET Midstream is an integrated natural gas pipeline company serving gas producers and end-users with fee-based gas gathering and transportation services. NET Midstream owns seven intrastate long-term contracted gas pipelines in Texas, including 90% of the NET Mexico pipeline, and 100% of each of the Eagle Ford pipeline, Monument pipeline and four additional smaller Texas pipelines. Because its portfolio consists of intrastate gas transportation pipelines and gas gathering facilities, NET Midstream is exempt from the jurisdiction of FERC under the Natural Gas Act of 1938, except that it may provide interstate gas transportation services subject to FERC regulation pursuant to Section 311 of the Natural Gas Policy Act of 1978. We believe NET Midstream’s pipeline assets are all strategically located, serving power producers and municipalities in South Texas, processing plants and producers in the Eagle Ford Shale, and residential, commercial and industrial customers in the Houston area, and providing an important source of natural gas transportation for low-cost, U.S.-sourced shale gas to Mexico.

NET Midstream Portfolio

The NET Midstream pipeline portfolio has total existing capacity of 4 billion cubic feet (Bcf) per day, of which 3 Bcf per day is currently contracted with firm transport contracts with a variety of different counterparties with an average investment-grade counterparty credit. As of June 30, 2015, these contracts have a weighted average remaining contract life based on contract revenue of approximately 16 years. We expect the aggregate firm capacity reservation charges under these contracts to generate approximately $89 million in revenue for 2015. These volumes and reservation charges include aggregate ramp-ups of approximately 1.6 Bcf per day during 2015; including a 1.1 Bcf per day ramp-up of firm contracted capacity on the NET Mexico pipeline effective December 1, 2015. In 2016, we expect that the aggregate firm capacity reservation charges under the contracts for the NET Midstream pipelines will be approximately $148 million based on 3 Bcf per day of firm contract capacity and the applicable rates. In addition, in 2016, we expect that variable transport charges under these contracts will be approximately $3 million to $6 million based on historical rates and current projections of production levels through 2016. Furthermore, we expect that there will be an additional amount of revenue, in the range of $8 million to $10 million, from gas supply contracts and firm and interruptible transportation service offered on a commodity basis. Finally, we estimate operating expenses on these pipelines in 2016 will be approximately $24 million to $28 million. The foregoing estimates of 2016 revenues do not take into account additional contracts currently in negotiation for approximately 1.1 Bcf per day of contracted capacity which includes 0.3 Bcf per day of backhaul transport. There can be no assurance that we will enter into these contracts under negotiation. Please see Risk Factors - Risks Related to Ownership and Operation of Natural Gas Pipelines - The assumptions underlying our projections of future revenues and expenses from the pending NET Midstream acquisition are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

The portfolio consists of:

•
NET Mexico Pipeline, LP (NET Mexico), which owns the largest pipeline in the portfolio with 2.3 Bcf per day capacity and 2.1 Bcf contracted capacity per day, is a 120-mile, 42- and 48-inch diameter natural gas pipeline with associated compression that delivers low-cost natural gas from the Eagle Ford Shale to the Mexico border under a 20-year firm transport contract with a BBB+-rated, wholly owned subsidiary of Pemex Gas y Petroquimica Basica, a division of Petróleos Mexicanos (PEMEX), the Mexican state-owned oil and gas company. The NET Mexico pipeline, which is 10% owned by a PEMEX subsidiary ("PEMEX Sub") and interconnects with PEMEX’s own natural gas pipeline system at the United States and Mexico border, is the largest-diameter and lowest-tariff transmission pipeline delivering gas from the Eagle Ford Shale to the U.S. border with Mexico. As a 10% owner of the NET Mexico pipeline, PEMEX Sub has certain protective voting rights with respect to specified major business decisions regarding the operation of the NET Mexico pipeline. The NET Mexico pipeline transports gas from nine interconnects between Agua Dulce Hub in Nueces County, Texas to a point near Rio Grande City in Starr County, Texas. We believe the pipeline is strategically positioned to provide low-cost, U.S.-sourced shale gas to meet the increasing demand of Mexico load centers and growing liquefied natural gas export markets.

•
Eagle Ford Midstream, LP (Eagle Ford), which owns the portfolio’s second largest pipeline with 1.1 Bcf per day capacity and 0.52 Bcf contracted capacity per day, is a 158-mile, large-diameter lean gas transportation pipeline located in the Eagle Ford Shale in South Texas, anchored by a long-term, firm transport contract from an investment-grade producer. The pipeline system was developed to serve gas processing plants and producers with downstream gas transportation. The initial phase of the pipeline is 53 miles of 16 inch pipeline that went into service in September 2011 and that delivers gas to the LaSalle pipeline and Transco. A second phase of the pipeline, which was completed in early 2013, is a 105-mile 24-30 inch diameter extension of the pipeline and receives volumes from the tailgate of the Western Gas Partners’ Brasada processing plant in LaSalle County, Texas, with deliveries to interstate and intrastate gas pipelines as well as

NET Mexico’s Agua Dulce Hub. We believe the system's connection to the Agua Dulce Hub, with access to multiple pipeline interconnects, as well as Mexican markets, uniquely positions the system to attract additional Eagle Ford Shale volumes.

•
Monument Pipeline, LP (Monument), which owns the third largest pipeline in the portfolio with 0.25 Bcf per day capacity and 0.2 Bcf contracted capacity per day, is a 156-mile, 16-inch gathering and transportation pipeline that transports natural gas from Enstor Inc.'s Katy Hub to the city gates of Houston, as well as to the Houston Ship Channel and Galveston County. Monument serves residential customers in South Houston and industrial markets along the Houston Ship Channel. The southern portion of the pipeline gathers production in Brazoria, Fort Bend and Galveston counties, Texas.

•	Four smaller Texas pipelines consisting of 108 miles of pipeline serve a variety of power plants and residential loads in Southern Texas:

◦
LaSalle Pipeline, LP (LSP), which owns a 52-mile pipeline system that delivers gas to a 202 MW natural gas fired power generation facility owned by the South Texas Electric Cooperative (STEC). LSP receives its gas supply from Eagle Ford as well as from Transco’s McMullen Lateral.

◦	South Shore pipeline, which is a 30-mile pipeline that has been the exclusive gas supplier of the City of Corpus Christi in Nueces County, Texas since 2001.

◦	Mission Valley pipeline, which is located in Victoria County, Texas, and provides full requirements natural gas service to a 185 MW generation facility owned by STEC.

◦
Red Gate pipeline, an approximately 26-mile long, 12-inch diameter natural gas pipeline and appurtenant facilities, which will extend from the connection with NET Mexico in Starr County, Texas to a delivery point at or near the Red Gate plant located near Faysville in Hidalgo County, Texas. Red Gate pipeline is expected to commence service in late 2015.

•
Mission Natural Gas Company, LP, which owns an approximately one-mile long pipeline located in West Feliciana Parish, Louisiana, which is interconnected with, and supplies natural gas to, a barge terminal operator.

The following table provides selected data regarding NET Midstream’s pipeline assets:

	Miles of Pipeline	Diameter	Capacity	Contracted Capacity	Weighted Average Remaining Contract Life (years)	In Service Date
NET Mexico Pipeline	120	42” / 48”	2.3 Bcf/d	2.1 Bcf/d	20	December 2014
Eagle Ford Pipeline	158	16” / 24”-30”	1.1 Bcf/d	0.52 Bcf/d	6	September 2011 / June 2013
Monument Pipeline	156	16”	0.25 Bcf/d	0.20 Bcf/d	4	Built in the 1950s-1990
Other Pipelines	108	8”-16”	0.40 Bcf/d	0.26 Bcf/d	14	Built in the 1960s-1980s; acquired and upgraded in 2001 (South Shore) / Others in service in 2002-2009

Expansion Projects and Growth Opportunities

In addition to the existing pipelines, there are planned growth opportunities and expansion projects at the NET Mexico pipeline, Eagle Ford pipeline and Monument pipeline, including a compressor expansion and construction of a short haul header, that are expected to cost approximately $100 million in the aggregate (of which approximately $4 million is expected to be incurred in 2015) and are expected to add an additional 0.9 Bcf of capacity by the end of 2017, which includes 0.3 Bcf per day of backhaul transport. The purchase and sale agreement provides that we will make up to an additional $200 million payment to the sellers in the event that certain 20-year firm contracts are signed within a specified period. There is no guarantee that these contracts will be signed and ultimately become effective. Any such payments to the sellers as additional consideration for the NET Midstream acquisition is expected to be financed with cash on hand, or the proceeds of future indebtedness and equity issuances.

Financing for NET Midstream Acquisition

The aggregate purchase price for the NET Midstream acquisition is approximately $2 billion, less retained indebtedness of NET Midstream and its subsidiaries at closing of approximately $457 million, and subject to (i) a $200 million holdback payable, in whole or in part, upon satisfaction of financial performance and capital expenditure thresholds relating to anticipated expansion projects, (ii) a $200 million indemnity holdback as described below and (iii) certain adjustments for working capital. In addition, we expect to spend approximately $100 million by the end of 2017 if all of the expansion projects noted above are completed. We intend to use available cash, any remaining capacity on our revolving credit facility, and the proceeds of future indebtedness and equity issuances, including the proceeds of the anticipated sale of NEP OpCo units to a subsidiary of NextEra Energy, Inc. (the NEE Private Placement), to pay the remaining purchase price and costs of the expansion projects. Overall, permanent financing for the NET Midstream acquisition and expansion projects is expected to consist of approximately $1.2 billion of equity and $900 million of debt, including approximately $600 million of non-amortizing debt secured by the acquired assets, although the exact mix of equity and debt financing may vary. The indebtedness of NET Midstream and its subsidiaries upon completion of the closing is expected to consist of approximately $432 million in amortizing debt that matures in 2022, which is secured by substantially all of NET Mexico’s assets, future revenues, and its members' equity, and is nonrecourse to NET Midstream and all of its other subsidiaries, a note for approximately $24 million on the LaSalle pipeline that matures in 2028, which is secured by substantially all of LSP’s assets and future revenues, and is nonrecourse to NET Midstream and all of its other subsidiaries, and $200 million in non-amortizing debt that matures in 2020, which is secured by substantially all of NET Midstream's assets, except for the assets of NET Mexico and LSP.

In connection with the NET Midstream acquisition, on July 31, 2015, we entered into a commitment letter (the “commitment letter”) with Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC. The commitment letter provides that Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC commit to provide to us up to $1.0 billion in senior secured loans under a bridge facility. The applicable interest rate is LIBOR plus 2.25% to 2.75%, or a Base Rate loan plus 1.25% to 1.75% depending on the leverage ratio at the closing date of the NET Midstream acquisition; provided that in each case, the applicable margin will increase by 0.25% every 90 days following the closing date of the NET Midstream acquisition. The maturity date is 364 days after the closing date of the NET Midstream acquisition. The bridge facility will only be available to be drawn to fund a portion of the purchase price of the NET Midstream acquisition.

Rationale for NET Midstream Acquisition

We believe that the acquisition of these long-term contracted pipeline assets is an attractive complement to our existing portfolio and investment strategy in that the pipeline assets should provide predictable, long-term cash flows that should reduce the impact of wind and solar resource variability on our total portfolio and provide attractive yields to our unitholders. In addition, we believe the transaction will provide a platform for future growth and scale in contracted natural gas pipeline operations.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses and we are treated as a corporation for U.S. federal income tax purposes. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus supplement, including those included in our most recent Annual Report on Form 10-K, including any amendments thereto, and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, in evaluating an investment in our common units. If any of these risks were to occur, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be materially and adversely affected. In that case, we might not be able to pay distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment in us.

Risks Relating to the NET Midstream Acquisition

The NET Midstream acquisition may not be completed, and even if the NET Midstream acquisition is completed, we may fail to realize the growth prospects anticipated as a result of the NET Midstream acquisition.

We expect the NET Midstream acquisition to close early in the fourth quarter of 2015, subject to the satisfaction or waiver of customary closing conditions. However, completion of the NET Midstream acquisition is not a condition to completion of this offering of common units.

There are a number of risks and uncertainties relating to the NET Midstream acquisition. For example, the NET Midstream acquisition may not be completed, or may not be completed in the time frame, on the terms, or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure to satisfy one or more of the conditions to closing. The parties to the purchase and sale agreement may fail to satisfy or waive the conditions to closing of the NET Midstream acquisition, including the expiration or early termination of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or other events could intervene to delay or result in the failure to close the NET Midstream acquisition may occur. In addition, both we and the sellers have the ability to terminate the purchase and sale agreement under certain circumstances. Failure to complete the NET Midstream acquisition would prevent us from realizing the anticipated benefits of the NET Midstream acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of our common units may reflect various market assumptions as to whether the NET Midstream acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the NET Midstream acquisition could result in a significant change in the market price of our common units.

If we are able to consummate the NET Midstream acquisition, such consummation would involve potential risks, including, without limitation, the failure to realize expected profitability, growth or accretion; the incurrence of liabilities or other compliance costs related to environmental or regulatory matters, including potential liabilities that may be imposed without regard to fault or the legality of conduct; and the incurrence of unanticipated liabilities and costs for which indemnification is unavailable or inadequate. If we consummate the NET Midstream acquisition and if these risks or other unanticipated liabilities were to materialize, any desired benefits of the NET Midstream acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted.

Uncertainties associated with the NET Midstream acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the NET Midstream acquisition.

Whether or not the NET Midstream acquisition is completed, the announcement and pendency of the NET Midstream acquisition could disrupt NET Midstream’s business. NET Midstream is dependent on the experience and industry knowledge of its senior management and other key employees to execute its business plan. The success of NET Midstream after consummation of the NET Midstream acquisition will depend in part upon NET Midstream’s ability to retain its key management personnel and other key employees both in advance of and following the NET Midstream acquisition. NET Midstream’s employees may experience uncertainty about their roles following the NET Midstream acquisition, which may have an adverse effect on NET Midstream’s ability to retain key management and other key personnel.

We may not be able to obtain debt or equity financing for the NET Midstream acquisition on expected or acceptable terms.

The NET Midstream acquisition is not subject to a financing condition. In connection with the financing of such acquisition, we entered into a commitment letter with Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, pursuant to which they have committed to provide us with up to $1.0 billion in senior secured loans under a bridge loan facility, subject to the negotiation of a definitive loan agreement. We intend to use available cash, any remaining capacity on our revolving credit facility and the proceeds of future indebtedness or equity issuances, including the proceeds of the anticipated NEE Private Placement, to pay the remaining purchase price and the related costs and expenses of the NET Midstream acquisition. If we are unable to obtain the bridge loan facility on expected or acceptable terms, or if we are unable to raise anticipated amounts of cash proceeds from debt or equity financings at attractive prices at or prior to the closing of the NET Midstream acquisition, we would need to find additional funding sources in order to close the NET Midstream acquisition, and the use of different funding sources could make the NET Midstream acquisition less accretive than anticipated. Assuming all other closing conditions are satisfied, our failure to close under these circumstances could expose us to substantial damages depending on the circumstances. In addition, if we take on more indebtedness than anticipated to consummate the NET Midstream acquisition, it may have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

As a result of the NET Midstream acquisition, the scope and size of our operations and business will substantially change. Our expansion into the midstream natural gas industry may not be successful.

The NET Midstream acquisition will substantially expand the scope and size of our business by adding substantial natural gas pipeline assets and operations to our existing assets and operations. Prior to the NET Midstream acquisition, our operations consisted of long-term contracted wind and solar projects. NET Midstream is a developer, owner and operator of a portfolio of seven long-term contracted natural gas pipeline assets located in the State of Texas, which is a new line of business for us. Developing and operating natural gas pipelines require different operating strategies and managerial expertise than our current operations, and these services are subject to additional or different regulatory requirements.

The anticipated future growth of our business will impose significant added responsibilities on management. The anticipated growth may place strain on our administrative and operational infrastructure. Our senior management’s attention may be diverted from the management of daily operations to the integration of NET Midstream's business operations and the assets acquired in the NET Midstream acquisition. Our ability to manage our business and growth will require us to apply our operational, financial and management controls, reporting systems and procedures to the acquired NET Midstream business. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities, and use more cash and other financial resources on integration and implementation activities than we anticipate. We may not be able to successfully integrate NET Midstream’s operations into our existing operations, successfully manage this new line of business or realize the expected economic benefits of the NET Midstream acquisition, which may have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

Risks Relating to Ownership and Operation of Natural Gas Pipelines

If the NET Midstream acquisition is consummated, we will become subject to additional risks associated with the development, ownership and operation of natural gas pipelines and will be subject to additional regulations. If any of the following risks were to occur, they may have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

NET Midstream depends on a key customer for a significant portion of its revenues. The loss of this customer could result in a decline in our revenues and cash available to make distributions to our unitholders.
A subsidiary of PEMEX is expected to account for approximately 62% of the firm contracted revenues of the NET Midstream business in 2016. The loss of all or even a portion of the contracted volumes of PEMEX, as a result of competition, creditworthiness, inability to negotiate extensions or replacements of contracts or otherwise, or disputes with PEMEX, could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

We may be unable to secure renewals of long-term natural gas transportation agreements, which could expose our revenues to increased volatility.

We may be unable to secure renewals of long-term transportation agreements in the future for the NET Midstream natural gas transmission business as a result of economic factors, lack of commercial natural gas supply available to our systems, changing natural gas supply flow patterns in North America, increased competition or changes in regulation. In particular, NET Midstream has a firm transport contract with a subsidiary of PEMEX for use of the NET Mexico pipeline. The remaining term of this agreement is in excess of NET Midstream’s 16-year weighted average remaining transportation contract life. PEMEX is an independent state enterprise controlled by the Mexican Government and its annual budget is approved by the Mexican Congress. The Mexican Government may cut spending in the future and such cuts could adversely affect PEMEX's annual budget and thereby its ability to renew existing contracts or enter into new contracts with us or compensate us for our products and services. Further, at the expiration of the existing contract, we may be required to participate in an open auction to renew such contract.

If the percentage of the NET Midstream capacity covered by long-term firm transport contracts were to decline, our revenues and contract volumes would be exposed to increased volatility. The inability to renew these agreements, including the PEMEX contract following its expiration, could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

If we complete the NET Midstream acquisition, we may not succeed in realizing the anticipated benefits of our NET Mexico pipeline joint venture with PEMEX Sub.

PEMEX Sub owns a 10% interest in the NET Mexico pipeline. Because PEMEX Sub has protective voting rights with respect to specified major business decisions of NET Mexico, we may experience difficulty reaching agreement as to implementation of various changes to the NET Mexico pipeline’s business. For these reasons, or as a result of other factors, we may not realize the anticipated benefits of the NET Mexico pipeline.

If we complete the NET Midstream acquisition, we may for the first time pursue the development of pipeline expansion projects that will require up-front capital expenditures and expose us to project development risks.

Our business strategy has been to own and operate only projects that are in commercial operation and to avoid the risks inherent in project development and construction. The development and construction of pipeline expansion projects involves numerous regulatory, environmental, safety, political and legal uncertainties and may require the expenditure of significant amounts of capital. When we undertake these projects, they may not be completed on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular expansion project, or at all. For instance, if we undertake an expansion of one of the pipelines in the portfolio, the construction may occur over an extended period of time and we will not receive material increases in revenues until the project is placed in service. Accordingly, if we do pursue expansion projects, our efforts may not result in additional long-term contracted revenue streams that increase cash generated from operations on a per common unit basis or the NET Midstream acquisition may not be as beneficial as planned.

Our ability to maximize the productivity of the NET Midstream business and to complete potential pipeline expansion projects will be dependent on the continued availability of natural gas production in NET Midstream’s areas of operation.

Low prices for natural gas could adversely affect development of additional natural gas reserves and production that is accessible by our pipeline assets. Production from existing wells and natural gas supply basins with access to our systems will naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, the competition for natural gas supplies to serve other markets could reduce the amount of natural gas supply for our customers or lower natural gas prices could cause producers to determine in the future that drilling activities in areas outside of the current areas of operation of NET Midstream are strategically more attractive to them. A reduction in the natural gas volumes supplied by producers could make it more challenging to increase the amount of NET Midstream’s pipeline capacity that is under long-term firm transport contracts or that shippers otherwise pay to use or have access to, and it may decrease the likelihood that we will pursue some or all of the potential pipeline expansion projects we have identified.

The prices of natural gas fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide economic conditions; weather conditions and seasonal trends; the levels of domestic and Mexican production and consumer demand; fluctuations in demand from electric power generators and industrial customers; the availability of imported liquid natural gas (LNG); the ability to export LNG; the availability of transportation systems with adequate capacity; the volatility and uncertainty of regional pricing differentials and premiums; the price and availability of alternative fuels; the effect of energy conservation measures; the nature and extent of governmental regulation and taxation; worldwide political events, including actions taken by foreign natural gas producing nations; and the anticipated future prices of natural gas, LNG and other commodities.
NET Midstream does not own all of the land on which the NET Midstream pipelines are located, which could disrupt its operations.
NET Midstream does not own all of the land on which its pipelines are located, and, if we complete the NET Midstream acquisition, we will be subject to the possibility of more onerous terms or increased costs when we need to extend the duration of any necessary existing land use rights or if we need to obtain any new land use rights in connection with any expansion projects we may choose to pursue. In certain instances, our rights-of-way may be subordinate to that of government agencies, which could result in costs or interruptions to our service. Restrictions on our ability to use our rights-of-way could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect our business if we complete the NET Midstream acquisition.

NET Midstream competes with other energy midstream enterprises, some of which are much larger and have significantly greater financial resources and operating experience in its areas of operation. NET Midstream's competitors may expand or construct infrastructure that creates additional competition for the services it provides to customers. NET Midstream's ability to renew or replace existing contracts with its customers at rates sufficient to maintain current revenues and cash flow could be adversely affected by the activities of its competitors and customers. All of these competitive pressures could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

If third-party pipelines and other facilities interconnected to the NET Midstream pipelines become partially or fully unavailable to transport natural gas following the NET Midstream acquisition, our revenues and cash available for distribution to unitholders could be adversely affected.

We may depend upon third-party pipelines and other facilities that provide delivery options to and from the NET Midstream pipelines. Because we will not own these third-party pipelines or facilities, their continuing operation will not be within our control. If these pipeline connections were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to operate efficiently and to ship natural gas to end-markets could be restricted, thereby reducing revenues. Any temporary or permanent interruption at any key pipeline interconnection could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

A change in the jurisdictional characterization of some of the NET Midstream assets, or a change in law or regulatory policy, could result in increased regulation of these assets, which could have material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

The NET Midstream pipeline assets are intrastate natural gas transportation pipelines and natural gas-gathering facilities. Unlike interstate gas transportation facilities, intrastate natural gas transportation pipelines and natural gas gathering facilities are exempt from the jurisdiction of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938 (NGA), except that intrastate gas transportation pipelines may provide interstate gas transportation services subject to FERC regulation pursuant to Section 311 of the Natural Gas Policy Act of 1978 (NGPA).

State regulation of gathering facilities generally includes various safety, environmental, and in some cases non-discriminatory take requirements and complaint-based rate regulation. The distinction between FERC-regulated transmission pipeline services and federally unregulated intrastate and gathering services has been the subject of substantial litigation, and FERC determines whether facilities are subject to its jurisdiction on a case-by-case basis, so the classification and regulation of our intrastate and gathering facilities is subject to change based on future determinations by FERC, or the courts. If FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA and that the facility provides interstate service, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by FERC under the NGA or the NGPA. Such regulation could decrease revenue, increase operating costs and, depending upon the facility in question, could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders. In addition, if any of the NET Midstream assets were found to have provided services or otherwise operated in violation of the NGA or NGPA, this could result in the imposition of civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by FERC.

In addition, the rates, terms and conditions of some of the transportation services NET Midstream provides on its Eagle Ford pipeline and NET Mexico pipeline are subject to FERC regulation under Section 311 of the NGPA. Under Section 311, rates charged for transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. Eagle Ford pipeline currently is charging rates for its NGPA Section 311 services that were deemed fair and equitable under a rate settlement approved by FERC. NET Mexico pipeline has filed a petition for FERC approval of its initial rates and statement of operating conditions; however, that filing remains pending before FERC, and therefore the rates currently being charged by NET Mexico pipeline for NGPA Section 311 services are subject to potential refund, and the terms and conditions pursuant to which NET Mexico pipeline provides such services, are subject to change based on the outcome of that proceeding. NET Mexico recently has filed a settlement with FERC staff and the shipper that takes NGPA Section 311 services; if the settlement is approved by FERC, it will resolve the proceeding.

We may incur significant costs and liabilities if we complete the NET Midstream acquisition as a result of pipeline integrity management program testing and any necessary pipeline repair or preventative or remedial measures.

The U.S. Department of Transportation (DOT) has adopted regulations requiring pipeline operators to develop pipeline integrity management programs for transmission pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could affect a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

Our actual implementation costs may be affected by industry-wide demand for the associated contractors and service providers. Additionally, should we fail to comply with DOT regulations, we could be subject to penalties and fines.

NET Midstream's pipeline operations could incur significant costs if the Pipeline and Hazardous Materials Safety Administration or the Railroad Commission of Texas adopts more stringent regulations governing our business.
The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (2011 Pipeline Safety Act) directs the United States Secretary of Transportation to undertake a number of reviews, studies and reports, some of which may result in natural gas and hazardous liquids pipeline safety rulemakings. These rulemakings will be conducted by the Pipeline and Hazardous Materials Safety Administration (PHMSA).
Since passage of the 2011 Pipeline Safety Act, PHMSA has published several notices of proposed rulemaking which propose a number of changes to regulations governing the safety of gas transmission pipelines, gathering lines and related facilities, including increased safety requirements and increased penalties.
Actual regulatory, inspection and enforcement oversight of pipeline safety rules with respect to the NET Midstream intrastate transmission and gathering facilities is conducted by the Texas Railroad Commission’s Pipeline Safety Division (the Division), pursuant to authorization by PHMSA. The Division is obligated to enforce at least the minimum federal pipeline safety regulations, but may adopt additional or more stringent regulations as long as they are not incompatible with the federal regulations.
The adoption of federal or state regulations that apply more comprehensive or stringent safety standards to intrastate transmission or gathering lines could require us to install new or modified safety controls, incur additional capital expenditures, or conduct maintenance programs on an accelerated basis. Such requirements could result in our incurrence of increased operational costs that could be significant; or if we fail to, or are unable to, comply, we may be subject to administrative, civil and criminal enforcement actions, including assessment of monetary penalties or suspension of operations, which could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

We could be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (FCPA) and other anti-corruption laws (including non-U.S. laws), any of which could have a material adverse effect on our financial condition and results of operations, including our cash available for distribution to unitholders.
We are subject to both the anti-bribery and accounting provisions of the FCPA (as well as applicable anti-corruption laws in other countries in which we do business). These provisions prohibit us from directly or indirectly giving, offering or promising anything of value to foreign officials to elicit an improper commercial advantage and require us to maintain accurate books and records in reasonable detail and adequate internal controls. In recent years, the U.S. government has brought FCPA enforcement actions that have led to significant monetary penalties against several companies operating in the oil and gas industry.
The NET Midstream acquisition raises anti-corruption compliance risks. NET Midstream has a firm transport contract with a subsidiary of PEMEX, the Mexican state-owned oil and gas company, with respect to the NET Mexico pipeline, and the subsidiary of PEMEX is also a 10% equity owner of the NET Mexico pipeline. In connection with these business relationships, NET Midstream interacts, both directly and indirectly, extensively with officials of PEMEX, who could be considered foreign officials under the FCPA. The anti-corruption compliance risks associated with such interactions may be heightened by the fact that PEMEX reportedly was involved in several corruption scandals in recent years (unrelated to NET Midstream’s business dealings with PEMEX).

Our planned compliance procedures to mitigate anti-corruption compliance risks may not detect or prevent potential violations of the FCPA or other applicable anti-corruption laws. Under such circumstances, we could be subject to criminal and civil penalties and other legal and regulatory liabilities and government-imposed requirement to undertake remedial measures, any of which could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.
PEMEX may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and NET Midstream’s ability to sue or recover from PEMEX for breach of contract may be limited.
PEMEX is an independent state enterprise controlled by the Mexican Government. Accordingly, PEMEX may claim sovereign immunity and it may not be possible to obtain a judgment in a U.S. court against PEMEX unless the U.S. court determines that PEMEX is not entitled to sovereign immunity with respect to that action. In addition, Mexican law does not allow attachment prior to judgment or attachment in aid of execution upon a judgment by Mexican courts upon the assets of Petróleos Mexicanos or its subsidiary entities. As a result, NET Midstream’s or our ability to enforce any judgments against PEMEX in the courts of Mexico may be limited. Therefore, even if we were able to obtain a U.S. judgment against PEMEX for breach of contract or in a similar action, we might not be able to obtain a judgment in Mexico that is based on that U.S. judgment. This inability to sue or recover from PEMEX could inhibit us from enforcing NET Midstream’s contracts with PEMEX, which could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

FERC is investigating certain commodities trading activities at a subsidiary of NET Midstream.
There is an ongoing FERC investigation and an ongoing FERC inquiry into certain trading activities by an employee of National Energy & Trade, LP, a subsidiary of NET Midstream, relating to physical and financial products. In connection with the investigation and inquiry, National Energy & Trade, LP has denied that there have been any violations of FERC regulations.  Although we will not be acquiring National Energy & Trade, LP in the transaction and the purchase and sale agreement for the acquisition provides for us to be fully indemnified in the event FERC orders remedies against NET Midstream as a result of the investigation or the inquiry, we cannot be certain of the outcome of that investigation and inquiry.  The outcome of the investigation and inquiry could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

Natural gas operations are subject to numerous environmental laws and regulations, compliance with which may require significant capital expenditures, increase our cost of operations and affect or limit our business plans, or expose us to liabilities.

Natural gas transmission and gathering activities are subject to stringent and complex federal, state and local environmental laws and regulations, including air emissions, water quality, wastewater discharges, solid waste and hazardous waste. These laws and regulations can result in increased capital, operating and other costs. These laws and regulations generally will require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Compliance with environmental laws and regulations can require significant expenditures, including expenditures for cleanup costs and damages arising out of contaminated properties. In particular, compliance with major Clean Air Act regulatory programs may cause us to incur significant capital expenditures to obtain permits, evaluate offsite impacts of our operations, install pollution control equipment, and otherwise assure compliance.

Compliance with new and emerging environmental laws, regulations, and regulatory programs applicable to natural gas transmission may significantly increase our operating costs compared to historical levels. Failure to comply with environmental regulations may result in the imposition of fines, penalties and injunctive measures affecting our operating assets. We may not be able to obtain or maintain from time to time all required environmental regulatory approvals for our operating assets or development projects. If there is a delay in obtaining any required environmental regulatory approvals, if we fail to obtain or comply with them or if environmental laws or regulations change or are administered in a more stringent manner, the operations of facilities or the development of new facilities could be prevented, delayed or become subject to additional costs. The costs that may be incurred to comply with environmental regulations in the future may have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

Reductions in demand for natural gas in the United States or Mexico and low market prices of commodities could adversely affect NET Midstream's operations and cash flows.

NET Midstream's natural gas pipeline operations may be negatively affected by sustained downturns in the economy of the United States or Mexico or long-term conservation efforts, which could affect long-term demand and market prices for natural gas. These factors are beyond our control and could impair the ability to meet long-term goals. Lower overall economic output could reduce the volume of natural gas transported or gathered, resulting in lower earnings and cash flows. Transmission revenues could be affected by long-term economic declines which could result in the non-renewal of long-term contracts.

Natural gas gathering and transmission activities involve numerous risks that may result in accidents or otherwise affect NET Midstream's operations.

There are a variety of hazards and operating risks inherent in natural gas gathering and transmission activities, such as leaks, explosions, mechanical problems, activities of third parties, including the possibility of terrorist acts, and damage to pipelines, facilities and equipment caused by hurricanes, tornadoes, floods, fires and other natural disasters, that could cause substantial financial losses. In addition, these risks could result in significant injury, loss of life, significant damage to property, environmental pollution and impairment of operations, any of which could result in substantial losses. For pipeline assets located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damage resulting from these risks could be greater. Therefore, should any of these risks materialize, it could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

We do not maintain insurance coverage against all of these risks and losses, and any insurance coverage we might maintain may not fully cover the damages caused by those risks and losses. Therefore, should any of these damages occur, they could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

The assumptions underlying our projections of future revenues from the pending NET Midstream acquisition are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

Our forecasted revenues and expenses for 2016 attributable to the NET Midstream assets are included in “Summary - Recent Developments.” A portion of the expected revenues is attributable to revenues from variable transport fees under current contracts based on historical variable transport rates and current projections of production levels through 2016 and a portion is attributable to variable revenues received from gas supply contracts and firm and interruptible transportation service offered on a commodity basis. To the extent these variable revenues are not achieved or our actual expenses are higher than we project, our financial performance during the forecast period will be adversely affected. In addition, a portion of this expected increase in revenues is from additional firm capacity subscriptions associated with the header short haul project and backhaul contract, which are expected to be placed into service in the first and second quarters of 2016, respectively. To the extent the header short haul project and backhaul contract are not placed into service in the first and second quarters of 2016 respectively or we are not able to subscribe additional firm contracts for the capacity, our forecasted 2016 revenues will be adversely affected. The financial forecast has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay all or a part of the increased quarterly distribution on our units, in which event the market price of our common units may decline materially.

Tax Risks

Our future net operating losses, or NOLs, may be less than expected, and our ability to use our NOLs may be limited by certain ownership changes in the future, both of which would increase or accelerate our future tax liability and thus reduce our future cash available for distribution to unitholders.

We are subject to U.S. federal income tax at regular corporate rates on our net taxable income. We expect to generate NOLs and NOL carryforwards that we can use to offset future taxable income. As a result, we do not expect to pay meaningful U.S. federal income tax for approximately 15 years. This estimate is based on assumptions we have made regarding, among other things, NEP OpCo’s income, capital expenditures, cash flows, net working capital and cash distributions and it ignores the effect of any possible acquisitions of additional assets other than the pending acquisition of NET Midstream.

In addition, our NOL carryovers may be limited by Section 382 of the Code if we undergo an “ownership change.” Generally, an “ownership change” occurs if certain persons or groups increase their aggregate ownership in our company by more than 50 percentage points looking back over the relevant testing period. If an ownership change occurs, our ability to use our NOLs to reduce our taxable income in a future year would be limited to a Section 382 limitation equal to the fair market value of our common units immediately prior to the ownership change multiplied by the long term tax-exempt interest rate in effect for the month of the ownership change. In the event of an ownership change, NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such losses can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year. However, if the carryforward period for any NOL were to expire before that loss had been fully utilized, the unused portion of that loss would be lost. The carryforward period for NOLs is 20 years from the year in which the losses giving rise to the NOLs were incurred. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new losses arose).

Based on our knowledge of the ownership of our common units prior to this offering, we do not believe that an ownership change has occurred to date. Accordingly, we believe that at the current time there is no annual limitation imposed on our use of our NOLs incurred to date to reduce future taxable income. We will not be able to determine whether an ownership change has occurred in connection with this offering until after this offering closes. Even if an ownership change occurs as a result of this offering, we do not believe that the Section 382 limitation would adversely impact our ability to use pre-offering NOLs over the next 15 years.

However, as we incur more NOLs going forward, a future ownership change in connection with a future equity offering or other transaction could limit the use of those NOLs. The determination of whether an ownership change has occurred or will occur is complicated and depends on changes in percentage ownership among unitholders. There are currently no restrictions on the transfer of our common units that would discourage or prevent transactions that could cause an ownership change. In addition, we have not obtained, and currently do not plan to obtain, a ruling from the Internal Revenue Service regarding our conclusions as to whether our losses are subject to any such limitations. Therefore, no assurance can be provided as to whether an ownership change has occurred or will occur in the future, and whether such an ownership change will impact our use of NOLs.

We may not generate NOLs as expected. In addition, our ability to use our NOLs may be limited by ownership changes in the future. Accordingly, our future tax liability may be greater than expected and could have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

(b) NEP is disclosing certain financial statements of NET Midstream. These financial statements and the related auditor consent are filed as exhibits to this report and are incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

The following exhibits are being filed pursuant to Item 8.01 herein.

Exhibit Number	Description
23	Consent of PricewaterhouseCoopers LLP

99
Audited consolidated balance sheet of NET Holdings Management, LLC and its subsidiaries as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income, cash flows and changes in equity for each of the two years in the period ended December 31, 2014, the Notes to Consolidated Financial Statements and the Independent Auditor's Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 10, 2015

NEXTERA ENERGY PARTNERS, LP
(Registrant)

By:	NextEra Energy Partners GP, Inc., its general partner

CHRIS N. FROGGATT
Chris N. Froggatt Controller and Chief Accounting Officer